Exhibit 5.1

July 24, 2015	ATTORNEYS AT LAW 777 EAST WISCONSIN AVENUE MILWAUKEE, WI 53202-5306 414.271.2400 TEL 414.297.4900 FAX www.foley.com CLIENT/MATTER NUMBER 102241-0110

Harley-Davidson, Inc.

3700 West Juneau Avenue

Milwaukee, Wisconsin 53208

Ladies and Gentlemen:

We have acted as counsel for Harley-Davidson, Inc., a Wisconsin corporation (the “Company”), in connection with the preparation of a registration statement on Form S-3 (Registration No. 333-202491) (the “Registration Statement”), including the prospectus constituting a part thereof, dated March 4, 2015, and the final supplement to the prospectus, dated July 23, 2015 (collectively, the “Prospectus”), filed by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance and sale by the Company in the manner set forth in the Registration Statement and the Prospectus of $450,000,000 aggregate principal amount of the Company’s 3.500% Senior Notes due 2025 and $300,000,000 aggregate principal amount of the Company’s 4.625% Senior Notes due 2045 (collectively, the “Securities”). The Securities will be issued under the Indenture, to be dated July 28, 2015 (the “Indenture”), by and between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), and the Officers’ Certificate, to be dated July 28, 2015 (the “Officers’ Certificate”) establishing the terms and providing for the issuance of the Securities.

As counsel to the Company in connection with the proposed issuance and sale of the Securities, we have examined or are otherwise familiar with (i) the Restated Articles of Incorporation of the Company; (ii) the By-Laws of the Company, as amended to date; (iii) the Registration Statement, including the Prospectus and exhibits (including those incorporated by reference) constituting a part of the Registration Statement; (iv) the Indenture and the Officers’ Certificate; and (v) such other documents, records and instruments as we have deemed necessary or appropriate to enable us to render this opinion.

In our examination of the above-referenced documents, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

Based upon and subject to the foregoing, assuming that the Indenture has been duly authorized, executed and delivered by, and represents the valid and binding obligation of, the Trustee, and having regard for such legal considerations as we deem relevant, we are of the opinion that the Securities, when delivered by the Company in the manner and for the consideration contemplated by

BOSTON	JACKSONVILLE	MILWAUKEE	SAN DIEGO	TALLAHASSEE
BRUSSELS	LOS ANGELES	NEW YORK	SAN FRANCISCO	TAMPA
CHICAGO	MADISON	ORLANDO	SHANGHAI	TOKYO
DETROIT	MIAMI	SACRAMENTO	SILICON VALLEY	WASHINGTON, D.C.

Harley-Davidson, Inc.

July 24, 2015

the Registration Statement and the Prospectus, will be legally issued and valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (regardless of whether enforcement is considered in a proceeding in equity or at law).

We hereby consent to the deemed incorporation by reference of this opinion into the Registration Statement and the Prospectus and to the reference to our firm therein. In giving such consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Foley & Lardner LLP